Exhibit 99.1

LETTER OF RESIGNATION

To the Board of Directors of
COLE CREDIT PROPERTY TRUST III, INC.:

I hereby resign as a member of the board of directors of Cole Credit Property Trust III, Inc. (the “Company”), including as a member of any and all committees of the Company’s board of directors on which I presently serve.  My resignation is effective immediately.  Accordingly, I will not stand for re-election at the Company’s 2012 Annual Meeting of Stockholders.  I tender my resignation solely in order to devote more time and attention to my duties as a member of the boards of directors of Cole Credit Property Trust II, Inc. and Cole Corporate Income Trust, Inc.   My resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,
/s/ Marcus E. Bromley
Marcus E. Bromley
Date: May 25, 2012